Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

Micron Appoints MaryAnn Wright to Its Board of Directors

BOISE, Idaho, July 01, 2019 – Micron Technology, Inc. (Nasdaq: MU), an industry leader in innovative memory and storage solutions, today announced the appointment of automotive industry executive MaryAnn Wright to its board of directors.

A recognized leader within the automotive industry, Wright has led and managed technology development and business operations for a variety of ecosystem companies during her 30-year career. At Ford Motor Company, Wright was responsible for their Sustainable Mobility Technologies business, including hybrid and fuel cell vehicles. During this time, she introduced the industry’s first hybrid-electric SUV and Ford’s first fuel cell fleet. At Johnson Controls Inc., she held responsibility for all business, commercial, technical, product launch and R&D activities while she served as CEO of Johnson Controls-Saft, a global developer of advanced battery solutions, and as group vice president of global engineering and product development. In her position as executive vice president of engineering, product development and program management at Collins and Aikman Corporation, Wright drove product engineering and commercial activities to better align with customer initiatives.

Wright currently serves on the boards of Maxim Integrated, Group 1 Automotive and Delphi Technologies. She previously held governing body memberships at various university, industry and national lab institutions to support and encourage young people to pursue career paths in science, technology, engineering and math. Wright received her Master of Science in engineering from the University of Michigan in 1996, Master of Business Administration in finance from Wayne State University in 1987, and Bachelor of Science in international studies from the University of Michigan in 1984.

“I am excited to have MaryAnn join our board of directors given our strong focus on key growth market segments such as automotive,” said Micron President and CEO Sanjay Mehrotra. “MaryAnn has demonstrated technical prowess and business acumen in helping OEM and tier 1 automotive companies meet emerging market needs. She brings tremendous value to us as we reinforce our lead as a preferred provider of high-value solutions to automotive manufacturers.”

“Memory and storage are increasingly becoming central to enabling future mobility options such as autonomous vehicles,” said Micron Board Chairman Robert Switz. “I am confident MaryAnn will help steer Micron initiatives to capture these new opportunities based on her insights, proven record in building sustainable automotive industry partnerships and board experience.”

About Micron Technology Inc.

We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial®, and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles, in key market segments like data center, networking, automotive, industrial, mobile, graphics and client. Our common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology Inc., visit micron.com.

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